UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                SCHEDULE 13G
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 3)*


                             MARCAM CORPORATION
                              (Name of Issuer)


                        COMMON STOCK, $.01 PAR VALUE
                       (Title of Class of Securities)



                                 566140109
                               (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the pur-pose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                              Page 1 of 9 pages

CUSIP No. 566140109                             Page 2 of 9 Pages
------------------------------------------------------------------
(1)       NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Clover Capital Management, Inc.
            16-1263400
------------------------------------------------------------------
(2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                             (a)  / /
                                             (b)  /x/
------------------------------------------------------------------
(3)   SEC USE ONLY

------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                              0
                          ----------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY                 2,628,625
EACH REPORTING PERSON     ----------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                              0
                          ----------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                      2,628,625

------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,628,625
------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (See Instructions)

------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       23.0%
------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (See Instructions)

          IA
------------------------------------------------------------------

CUSIP No. 566140109                             Page 3 of 9 Pages
------------------------------------------------------------------
(1)       NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Michael Edward Jones
            ###-##-####
------------------------------------------------------------------
(2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                             (a)  / /
                                             (b)  /x/
------------------------------------------------------------------
(3)   SEC USE ONLY

------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A. as to 65,700 shares
         Not applicable as to balance
------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                         65,700
                          ----------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY                 2,628,625
EACH REPORTING PERSON     ----------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                         65,700
                          ----------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                      2,628,625

------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,694,325
------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (See Instructions)

------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       23.6%
------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (See Instructions)

          IN
------------------------------------------------------------------

CUSIP No. 566140109                                       Page 4 of 9 Pages

------------------------------------------------------------------
(1)       NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Geoffrey Harold Rosenberger
            ###-##-####
------------------------------------------------------------------
(2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                             (a)  / /
                                             (b)  /x/
------------------------------------------------------------------
(3)   SEC USE ONLY

------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                              0
                          ----------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY                 2,628,625
EACH REPORTING PERSON     ----------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                              0
                          ----------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                      2,628,625

------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,628,625
------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (See Instructions)

------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       23.0%
------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (See Instructions)

          IN
------------------------------------------------------------------

CUSIP No. 566140109                             Page 5 of 9 pages
------------------------------------------------------------------
(1)       NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Charles William Ruff
            ###-##-####
------------------------------------------------------------------
(2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                             (a)  / /
                                             (b)  /x/
------------------------------------------------------------------
(3)   SEC USE ONLY

------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A. as to 5,500 shares
         Not applicable as to balance
------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                          2,500
                          ----------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY                 2,631,625
EACH REPORTING PERSON     ----------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                          2,500
                          ----------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                      2,631,625

------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,634,125
------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (See Instructions)

------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       23.0%
------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (See Instructions)

          IN
------------------------------------------------------------------

CUSIP No. 566140109                                       Page 6 of 9 pages

ITEM 1.
          (A)  NAME OF ISSUER
               Marcam Corporation

          (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
               95 Wells Avenue
               Newton, MA  02159

ITEM 2.

          THE FOLLOWING INFORMATION IS GIVEN FOR THE CORPORATION AND PERSONS LISTED BELOW (COLLECTIVELY, THE "REPORTING PERSONS")

     (1)  (A)  Clover Capital Management, Inc. ("Clover")
          (B)  Address of principal business office:
                    11 Tobey Village Office Park
                    Pittsford, NY  14534
          (C)  Citizenship:  Incorporated in the State of New York

     (2)  (A)  Michael E. Jones
          (B)  Address of principal business office:
                    11 Tobey Village Office Park
                    Pittsford, NY  14534
          (C)  Citizenship:  United States of America

     (3)  (A)  Geoffrey H. Rosenberger
          (B)  Address of principal business office:
                    11 Tobey Village Office Park
                    Pittsford, NY  14534
          (C)  Citizenship:  United States of America

     (4)  (A)  Charles W. Ruff
          (B)  Address of principal business office:
                    11 Tobey Village Office Park
                    Pittsford, NY  14534
          (C)  Citizenship:  United States of America


          (D)  TITLE OF CLASS OF SECURITIES
               Common Stock, $.01 Par Value

          (E)  CUSIP NUMBER
               566140109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

          (A)  / /  Broker or Dealer registered under Section 15 of the Act

          (B)  / /  Bank as defined in section 3(a)(6) of the Act

          (C)  / /  Insurance Company as defined in section 3(a)(19) of the Act
          (D) / / Investment Company registered under section 8 of the Investment Company Act

          (E) /x/ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

          (F) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
                    <section>240.13d-1(b)(1)(ii)(F)

          (G)  / /  Parent Holding Company, in accordance with
                    <section>240.13d-1(b)(ii)(G)

          (H) / /   Group, in accordance with <section>240.13d-
                    1(b)(1)(ii)(H)

                                              Page 7 of 9 pages
Item 4.   Ownership
          (a)  AMOUNT BENEFICIALLY OWNED
               See item 9 on pages 2, 3, 4 and 5

                     (B) PERCENT OF CLASS
               See item 11 on pages 2, 3, 4 and 5

                     (C) NUMBER OF SHARES AS TO WHICH PERSON HAS:

               (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                     See item 5 on pages 2, 3, 4 and 5

               (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
                     See item 6 on pages 2, 3, 4 and 5

               (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                     See item 7 on pages 2, 3, 4 and 5

               (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF See item 8 on pages 2, 3, 4 and 5

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON The aggregate number and percentage of the subject securities beneficially owned by each of the Reporting Persons is as follows:

          NAME                     NO. OF SHARES     PERCENTAGE
          Clover                     2,628,625        23.0
          Michael E. Jones              65,700          .0057
          Geoffrey H. Rosenberger            0         0
          Charles W. Ruff                5,500          .0005

          As investment adviser to the client accounts owning the subject securities, Clover shares the voting and dispositive power with the account owner of each account. As directors of Clover, Messrs. Jones, Rosenberger and Ruff share the dispositive powers with Clover. In addition, Mr. Jones holds sole voting and dispositive power with respect to the subject securities beneficially owned by him (other than indirectly through Clover), and Mr. Ruff holds sole voting and dispositive power with respect to 2,500 shares and shared voting and dispositive power with respect to 3,000 of the subject securities beneficially owned by him (other than indirectly through Clover).

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
          Not applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
          Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
          Not applicable

ITEM 10.  CERTIFICATION
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                             Page 8 of 9 pages


                                  SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   CLOVER CAPITAL MANAGEMENT, INC.


                                      s/ Michael E. Jones
Date:  FEBRUARY 7, 1997            By:____________________________
                                      Michael E. Jones
                                      Managing Director



                                   s/ Michael E. Jones
Date:  FEBRUARY 7, 1997            -----------------------------
                                   Michael E. Jones



                                   s/ Geoffrey H. Rosenberger
Date:  FEBRUARY 7, 1997            ------------------------------
                                   Geoffrey H. Rosenberger



                                   s/ Charles W. Ruff
Date:  FEBRUARY 7, 1997            ------------------------------
                                   Charles W. Ruff